EXHIBIT 99.1

One University Plaza, Suite 400 Hackensack, NJ 07601

FOR IMMEDIATE RELEASE

STERIMED SYSTEM IS DEPLOYED FOR SHIPBOARD EVALUATION
WITHIN U.S. NAVY STRIKE GROUP

Hackensack, NJ – September 4, 2007 – Caprius, Inc.’s (OTCBB: CAPS) subsidiary, M.C.M. Environmental Technologies, Inc. (“MCM”), announced that the United States Navy has deployed for shipboard evaluation a SteriMed Junior System on an LHD Class flagship vessel within the Expeditionary Strike Group.  LHDs have the largest medical capability of any amphibious ship currently in use and are second only behind the hospital ships.  LHDs are capable of receiving casualties from helicopter and waterborne craft and are designed to function as primary casualty receiving and treatment in amphibious operations. The medical facilities onboard an LHD include four main and two emergency operating rooms, dental facilities, x-ray facilities, a blood bank, laboratories and intensive care ward facilities.

Of the medical waste processing systems considered by the U.S. Navy, the SteriMed System ranked among the highest to meet the needs (sterilization capability, size, ability to reduce the volume of waste and ability to render the waste non-recognizable) identified for evaluation aboard ship, as stated in the U.S. Navy’s solicitation for bid.  MCM has worked closely with the Navy during a year-long evaluation program in order to modify the commercial version of SteriMed Junior for shipboard deployment for evaluation.

“The ability to dispose of infectious medical waste safely and efficiently is of large importance to a shipboard hospital and it was gratifying to work side by side with the top scientists and engineers within the Naval Sea Systems Command (NAVSEA), the Navy’s center of excellence for ships and ship systems, to implement a viable medical waste management solution for the shipboard environment.  We are obviously hopeful that the evaluation of our system goes well given the large quantity of Naval and commercial cruise line ships which could ultimately benefit from our solution for on-ship medical waste treatment and destruction,” commented Dwight Morgan, President and Chief Executive Officer of Caprius.  The SteriMed system which has been deployed for shipboard evaluation is a modified version of MCM’s commercial-off-the shelf (COTS) system.  The current modifications allow the system to operate on a moving environment.  The SteriMed system offers the potential for a compact, cost effective, easy-to-use, environmentally friendly solution for naval and cruise line ships.

About Caprius
Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection and disposal of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste.  The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly. The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be approximately $3 billion in the U.S. and approximately $10 billion worldwide.  More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com

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Contacts:
Beverly Tkaczenko	John G. Nesbett
Caprius, Inc.	Institutional Marketing Services
Tel: (201) 342-0900, ext. 307	Tel: (203) 972-9200
Email: beverlyt@caprius.com	Email: jnesbett@institutionalms.com